Exhibit 99.1

Sportsman’s Warehouse Holdings, Inc. Appoints Michael Tucci to its Board of Directors

Announces resignation of Steven R. Becker as a member of the Board

WEST JORDAN, Utah, September 11, 2025 – Sportsman’s Warehouse Holdings, Inc. (“Sportsman’s Warehouse” or the “Company”) (Nasdaq: SPWH) announced today that Michael Tucci has been appointed as an independent member of its Board of Directors (the “Board”), effective immediately. The Company also announced that Steven R. Becker has stepped down as a member of the Board, effective as of September 5, 2025.

Mr. Tucci’s career spanned over 30 years in retail. He has served as the Founder and Managing Partner of Rebel Capital, LLC, an early-stage advisory and investing company within the consumer and related technology support sectors, since 2016. From November 2013 to September 2015, Mr. Tucci served as Chief Executive Officer and as a member of the board of directors of Rag & Bone, a fashion brand retailer and private company. From February 2003 to August 2013, Mr. Tucci served as President, North American Group of Coach, Inc., a leading American marketer of fine accessories and gifts for women and men. Prior to joining Coach, Mr. Tucci held senior executive positions at The Gap, Inc. and Macy’s, Inc.

“I am honored to join the Board of Sportsman’s Warehouse,” said Tucci. “The Company has taken important steps to reposition itself for growth, and I look forward to contributing my experience to help build on that momentum. Being a part of a successful turnaround is especially rewarding, and I’m excited to support the team in navigating a complex retail environment during this next phase of the transformation.”

“We are excited to welcome Mike to our Board of Directors,” said Richard McBee, Chair of the Board. “His deep expertise in retail operations and customer-focused strategy will be a valuable addition as we continue to strengthen our position in the specialty retail industry and create long-term shareholder value.”

“We are also grateful to Steve for his valuable contributions during his tenure on the Board,” continued Mr. McBee. “He brought important perspectives and experience that helped successfully guide the Company through the first phase of its transformation. On behalf of the Board and management team, we thank Steve for his service and wish him continued future success.”

About Sportsman’s Warehouse Holdings, Inc.

Sportsman’s Warehouse Holdings, Inc. is an outdoor specialty retailer focused on meeting the needs of the seasoned outdoor veteran, the first-time participant, and everyone in between. We provide outstanding gear and exceptional service to inspire outdoor memories.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmans.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to, statements regarding expectations about the Company’s future growth and the creation of long-term shareholder value. Investors can identify these statements by the fact that they use words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “should,” “target,” “will,” “would” and similar terms and phrases. These forward-looking statements are based on current expectations, estimates, forecasts, and projections about our business and the industry in which we operate, and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to many factors including, but not limited to: current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, which may impact the supply and demand for the Company’s products and its ability to conduct its business; the Company’s retail-based business model, which is impacted by general economic and market conditions, and economic, market and financial uncertainties that may cause a decline in consumer spending; the Company’s concentration of stores in the Western United States which makes it susceptible to adverse conditions in this region, and could affect its sales and cause its operating results to suffer; the highly fragmented and competitive industry in which the Company operates and the potential for increased competition; changes in consumer demands, including regional preferences, which the Company may not be able to identify and respond to in a timely manner; the Company’s entrance into new markets or operations in existing markets, including the Company’s plans to open additional stores in future periods, which may not be successful; the Company’s implementation of a plan to reduce expenses in response to adverse macroeconomic conditions, including an increased focus on financial discipline and rigor throughout the Company’s organization; the impact of general macroeconomic conditions, such as labor shortages, inflation, elevated interest rates, the impacts of tariffs and trade disputes, economic slowdowns, and recessions or market corrections; and other factors that are set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended February 1, 2025, which was filed with the SEC on April 2, 2025, and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this press release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Investor Contact:

Riley Timmer

Vice President, Investor Relations

Sportsman’s Warehouse

(801) 304-2816

investors@sportsmans.com